EXHIBIT 99.1

To: Directors and Executive Officers

From: John Pauls, General Counsel

Date: August 24, 2022

Re:  Notice Regarding Blackout Period and Regulation BTR Trading Restrictions

This notice is to inform you of temporary restrictions on the trading of UMB Financial Corporation (the “Company”) equity securities during an upcoming “blackout period” that will apply to the UMB Profit Sharing and 401(k) Savings and ESOP Plan (the “Plan”). This special “blackout period” is imposed on executive officers and directors of the Company by the Sarbanes-Oxley Act of 2002 and Securities and Exchange Commission Regulation BTR (“applicable law”).

The blackout period is necessary to effectuate the replacement of the Plan’s current trustee/custodian and Plan administrator. During the blackout period, participants in the Plan will not be able to (i) change contribution rates or enroll in the 401(k); (ii) request and exchange (transfer) between investment options in the 401(k); (iii) change how contributions will be invested; (iv) request a loan or distribution that does not require paperwork; and (v) check 401(k) or ESOP balances. The blackout period will begin at 4:00 p.m. EST on Wednesday, September 28, 2022, and will end as soon as administratively possible, which is expected to take place during the week beginning October 16, 2022 (the “Blackout Period”). We will notify you when the Blackout Period has ended.

In accordance with applicable law, the Company’s directors and executive officers are prohibited during the Blackout Period from purchasing, selling, or otherwise acquiring or transferring, directly or indirectly, any equity security of the Company acquired in connection with his or her employment as an executive officer or service as a director.

Please note that “equity securities” is defined broadly to include the Company’s common stock, stock options, and other derivative securities. Also, prohibited transactions are not limited to those involving your direct ownership, but include any transaction in equity securities in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

Please contact me at 1010 Grand Boulevard, Kansas City, MO 64106 or via telephone at (816) 860-7889 if you have any questions or concerns about the Blackout Period, including if you want to confirm whether the Blackout Period has begun or ended. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties. Please remember that you are required to pre-clear with UMB Corporate Legal any trades you would like to make in Company stock.